Dala Petroleum Corp.
A Delaware Corporation

Dala Petroleum Corp.
A Nevada Corporation

November 1, 2016

To The Boards of Directors:

I hereby announce my resignation from all positions, effectively immediately. My decision to resign is not the result of any dispute, claim, or issue with the Company.

Respectfully,

Thomas Howells